Exhibit 10.4

AGREEMENT

This Agreement (the “Agreement”) is made and entered into effective this 16th day of May, 2013, by and between Best Western International, Inc., an Arizona non-profit corporation (the “Company”) and David Kong (the “Executive”). This agreement supersedes and replaces any and all previous agreements between the parties in conflict herewith, including those certain Agreements dated December, 2005, January, 2007, and September 17, 2009, as amended. By entering into this Agreement the parties agree that their rights shall be governed exclusively by the provisions, terms and conditions hereof.

ARTICLE 1

DUTIES AND TERM

1.1 Employment. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company agrees to extend Executive’s employment with Company, and Executive agrees to continued employment with the Company, upon the terms and conditions herein provided subject to the direction of the Board (as defined in Section 6.1(e)) and in accordance with the Company’s articles, bylaws (“Bylaws”) and policies.

1.2 Position and Responsibilities.

1.2(a) Executive shall serve as President and Chief Executive Officer of the Company reporting directly to the Board. Executive shall have such duties and responsibilities as may be assigned by the Board for the general day-to-day management of the Company and to perform such services subject to the direction of the Board. Executive agrees to serve in any additional offices or positions with the Company or any of its subsidiaries to which he may be appointed by the Board or elected by appropriate action of the Company or its subsidiaries.

1.2(b) While employed by the Company, Executive shall devote substantially all of Executive’s business time, attention, energies, skill and best efforts to the faithful performance of his duties hereunder.

1.2(c) While employed by the Company, Executive shall not be engaged in any other business activity whether or not such business activity is pursued for gain or other financial advantage nor shall Executive serve on any board or commission of any kind whatsoever without the Board’s prior written approval, which may be granted or withheld in the Board’s sole and absolute discretion.

1.2(d) While employed by the Company, Executive may invest Executive’s assets in such form or manner as shall not: (i) require more than a nominal amount of Executive’s time or attention; (ii) require any services on the part of Executive in the operation of the entity; or (iii) be in an entity which provides services or supplies of any kind whatsoever to the Company. Nothing contained herein shall prohibit Employee from purchasing stock in any public company whose stock is listed and traded nationally on the New York, American or NASDAQ stock exchanges.

1.2(e) While employed by the Company, Executive shall not accept valuable consideration except from the Company, and will promptly inform the Board’s Chairperson in writing of any such offer or acceptance including the receipt of any entertainment or gift having a value greater than $250.00. Executive agrees to abide by all laws, rules and regulations applicable to the receipt and reporting of compensation promulgated by federal, state or local governmental authorities.

1.2(f) While employed by the Company, Executive shall not negotiate for, contract for, acquire nor accept any interest which conflicts with the best interests of the Company or which might influence Executive in the performance of his duties, and should any possible conflict of interest arise, Executive will promptly disclose same in writing to the Board’s Chairperson.

1.3. Term. The term of Executive’s employment under this Agreement shall commence as of the date set forth in the first paragraph of this Agreement and shall continue, unless sooner terminated, until November 30, 2018, (the “Term”). The Term of this Agreement is subject to early termination as provided elsewhere herein.

ARTICLE 2

COMPENSATION

For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as an officer or member of any committee of the Board or as an officer or director of any of the Company’s subsidiaries, the Company shall compensate Executive (subject to applicable withholdings) as follows:

2.1 Base Salary. While Executive is employed by the Company during the term hereof, the Company shall pay to Executive salary at an annual rate of Six Hundred and Seventy-Nine Thousand Eight Hundred Dollars ($679,800) to be paid in equal semi-monthly or bi-weekly payments (together with any adjustments, the “Base Salary”). The Board or a committee designated by the Board shall, within the fourth quarter of each fiscal year, review the Base Salary and the Board or such committee may, in its sole and absolute discretion, adjust the Base Salary, subject to Section 3.2(b)(ii). Unless otherwise provided by the Board or its designated committee, any such discretionary adjustments to the Base Salary shall be effective as of the first pay period of the next fiscal year.

2.2 Bonus.

2.2(a) Subject to the adjustment set forth in Section 2.2(b) below, the Company may, at the end of a fiscal year, and in the sole and absolute discretion of the Board, pay Executive a bonus of 0% to 100% of the Base Salary paid to Executive pursuant to this Agreement for the immediately preceding fiscal year based upon an evaluation by the Board, or a committee designated by the Board, of Executive’s accomplishment of objectives and goals established by the Board for Executive (the “Bonus”).

2.2(b) Any applicable Bonus shall be payable in a lump sum cash payment, less applicable payroll withholdings, in the first two and one-half months of the calendar year following the end of the calendar year in which ends the fiscal year to which the bonus relates. Other than as noted in Section 4.3(d), Executive shall not be eligible to receive any bonus with respect to a fiscal year unless Executive is an employee in good standing of the Company on the final day of such fiscal year.

2.3 Additional Benefits. Executive shall be entitled to participate in all employee benefit and welfare programs, plans and arrangements which are from time to time available to the Company’s executive personnel in accordance with the terms and conditions of those benefit plans; provided, however, there shall be no duplication of benefits, including, without limitation, termination or severance benefits, and to the extent that benefits are provided by the Company to Executive under other provisions of this Agreement, the benefits available under the Company’s plans and programs shall be reduced by any benefits provided to Executive under this Agreement. Executive also understands and agrees that the Company may terminate or reduce benefits under any benefit plans and programs to the extent such reductions apply uniformly to all Company officers entitled to participate therein, and Executive’s benefits shall be reduced or terminated accordingly. Specifically, without limitation, Executive shall receive the following benefits during the term of this Agreement and such benefits shall be valued and included in Executive’s income to the extent, and in the manner, provided by the Internal Revenue Code of 1986, as amended.

2.3(a) Reimbursement of Business Expenses. The Company shall pay or reimburse Executive for all reasonable travel and other expenses that Executive incurs during a Company fiscal year in performing his obligations under this Agreement. Such payment or reimbursement shall be made in accordance with Company policies, which may be changed from time to time by the Board in its sole and absolute discretion; provided, however, Executive shall be entitled to receive the same travel benefits and expense reimbursements (such as reimbursement for certain spouse expenses) as received by a member of the Board, with Executive having reasonable discretion with regard to meal and entertainment expenses and limitations. Executive’s travel benefits and expense reimbursements shall not be subject to annual budget limitations that apply to directors. Any reimbursement Executive is entitled to receive shall (i) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred; (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year; and (iii) not be subject to liquidation or exchange for another benefit.

2.3(b) Vacations. Executive shall be entitled to fully paid annual vacation time in accordance with the Company’s vacation policy which policy may be changed from time to time by the Board in its sole and absolute discretion.

2.3(c) Health Insurance. In calendar year 2013, Executive shall be entitled to fully-paid family health, medical, prescription, and dental insurance programs as and to the extent provided under the Company’s group health programs for Company executives which programs may be changed from time to time by the Board in its sole and absolute discretion. Subsequent to calendar year 2013, Executive shall pay the same amount for such above-described programs as other Company employees pay and Company shall pay this amount to Executive as additional wages.

2.3(d) Life Insurance. Company shall provide Executive with life insurance in the total amount of Seven Hundred and Fifty Thousand Dollars ($750,000) during the Term, with the initial $300,000 of coverage being provided in accordance with and subject to the terms and conditions of the Company’s group insurance plan applicable to officers of the Company, which may be changed from time to time by the Board in its sole and absolute discretion, and an additional $450,000 of term life insurance coverage that will be purchased by the Company on behalf of and for the benefit of Executive, at no cost to Executive. The right of Executive to the additional $450,000 of term life insurance coverage is contingent upon: (i) Executive being diligent and necessarily cooperative in obtaining the term life insurance, to include participating in any required physical examination; and, (ii) Executive being insurable.

2.3(e) Automobile. While employed by Company as its President and CEO, the Company shall pay Executive an automobile allowance at the rate provided to the Company’s officers which amount may be changed from time to time by the applicable Company policy or by the Board in its sole and absolute discretion.

2.3(f) Savings and Retirement. During the term of this Agreement, Executive shall be eligible to participate in the Company’s 401(k) Plan and in the non-qualified deferred compensation plan and long-term incentive plan created for selected key employees of the Company in accordance with the terms and conditions of those plans which may be changed from time to time by the Board in its sole and absolute discretion.

2.4. Indemnification. Executive shall be entitled to all of the rights of indemnification of officers set forth in Article VII of the Bylaws as in effect from time to time.

ARTICLE 3

TERMINATION OF EMPLOYMENT

3.1 Death of Executive. Executive’s employment under this Agreement shall automatically terminate upon the death of Executive.

3.2 By Executive.

3.2(a) Executive shall be entitled to terminate his employment under this Agreement for Good Reason or without Good Reason (“Good Reason” is defined in Section 3.2(b)) by giving Notice of Termination (as defined in Section 6.1(g)) to the Company.

3.2(b) For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) The Company’s failure to elect or re-elect, or to appoint or reappoint, Executive as President and Chief Executive Officer;

(ii) The Company’s reduction of Executive’s Base Salary, unless such reduction is pursuant to a salary reduction program which affects all of the Company’s officers;

(iii) Relocation of the Company’s corporate headquarters to a place located outside of the greater Phoenix metropolitan area and Executive being required to perform substantial services at such new location; or

(iv) Material breach of this Agreement by the Company;

provided, however, that Executive shall not have Good Reason to terminate his employment unless within ninety (90) days of the occurrence of a condition or event described in (i-iv) above, the Executive gives written notice of such occurrence to the Company and the Company fails to cure such condition or event within thirty (30) days of receiving such written notice.

3.3 By Company. The Company shall be entitled to terminate Executive’s employment under this Agreement by giving Notice of Termination to Executive if, and only if, the termination is approved in advance by the recorded vote of a majority of the Board meeting in a duly and legally called meeting of the Board:

3.3(a) in the event of Executive’s Total Disability (as defined in Section 6.1(j));

3.3(b) for Executive’s material breach of this Agreement, which includes the failure of Executive to fulfill the provisions of Article 1 or Article 5 herein;

3.3(c)for Cause (as defined in Section 6.1(f)); or

3.3(d) at any time without Cause.

3.4 Leave. The Company may place Executive on administrative leave and bar or restrict Executive’s access to the Company’s facilities, contemporaneously with or at any time following the delivery by the Company of notice pursuant to Section 6.6 and/or of a Notice of Termination. Executive’s compensation and benefits, as described in Section 2, shall be provided to Executive during the period of such administrative leave. For the avoidance of doubt, any action by the Company pursuant to the foregoing sentence shall not constitute Good Reason as defined in Section 3.2(b) above or otherwise constitute a breach of this Agreement by the Company, and the foregoing sentence or any action by the Company pursuant thereto shall in no way limit or reduce the right of the Company to terminate this Agreement as provided elsewhere herein.

ARTICLE 4

COMPENSATION UPON TERMINATION OF EMPLOYMENT

If Executive’s employment hereunder is terminated in accordance with the provisions of Article 3 hereof, the Company shall be obligated to provide compensation and benefits to Executive (subject to applicable withholdings) only as follows:

4.1 Upon Termination for Death or Total Disability. If Executive incurs a Separation From Service and his employment hereunder is terminated by reason of his death or Total Disability, the Company shall:

4.1(a) pay, on the next regularly scheduled executive pay date coincident with or following the Executive’s Separation From Service, Executive (or his estate or beneficiaries if Executive has died) or beneficiaries any Base Salary which has accrued up to the date of termination but has not yet been paid as of the termination date (the “Accrued Base Salary”);

4.1(b) provide to Executive (or his estate or beneficiaries if Executive has died) any accrued and vested benefits required to be provided to the date of termination by the terms of any Company-sponsored benefit plans or programs (the “Accrued Benefits”), together with any benefits required to be paid or provided in the event of Executive’s death or disability under applicable law;

4.1(c) reimburse Executive (or his estate or beneficiaries if Executive has died), in the calendar month following the calendar month of Executive’s Separation From Service, for expenses incurred by Executive prior to the date of termination which are subject to reimbursement pursuant to this Agreement (the “Accrued Reimbursable Expenses”) and;

4.1(d) pay Executive (or his estate or beneficiaries if Executive has died), at the times and in the manner set forth in Section 2.2, an equitable portion, as determined by the Board, of any Section 2.2 Bonus potentially accrued but not payable due to termination of employment because of Executive’s death or Total Disability.

4.2 Upon Termination by Company for Cause or by Executive without Good Reason. If Executive incurs a Separation From Service due to his employment being terminated by the Company for Cause, or if Executive incurs a Separation From Service other than due to Executive’s death, Total Disability or for Good Reason, the Company shall pay Executive:

4.2(a) the Accrued Base Salary on the next regularly scheduled executive pay date coincident with or following the Executive’s Separation From Service;

4.2(b) the Accrued Reimbursable Expenses in the calendar month following the calendar month of Executive’s Separation From Service; and

4.2(c) the Accrued Benefits in the manner and at such times as are required by the plans under which such benefits have accrued, together with any benefits required to be paid or provided under applicable law.

4.3 Upon Termination by the Company Without Cause or by Executive for Good Reason. If Executive incurs a Separation From Service without Cause, or if Executive incurs a Separation From Service for Good Reason, the Company shall pay Executive:

4.3(a)the Accrued Base Salary on the next regularly scheduled executive pay date coincident with or following the Executive’s Separation From Service;

4.3(b) the Accrued Reimbursable Expenses, in the calendar month following the calendar month of Executive’s Separation From Service;

4.3(c) the Accrued Benefits in the manner and at such times as are required by the plans under which such benefits have accrued, together with any benefits required to be paid or provided under applicable law;

4.3(d) a lump-sum cash payment, less applicable withholdings, within ten (10) business days of the Company’s determination that the conditions of this Section 4.3(d) have been met, equal to:

(i)	one hundred percent (100%) of Base Salary (at the rate payable as of the date of the Separation from Service) which would have otherwise been payable for the remainder of the Term, but in no event less than one year’s then applicable Base Salary;

(ii)	one hundred percent (100%) of the Bonus (at the one hundred percent (100%) rate payable as of the date of the Separation from Service) which would have otherwise been payable for the remainder of the Term, but in no event less than one year’s then applicable Annual Bonus;

(iii)	the sum of all outstanding Long Term Incentive Program awards previously awarded to Executive but not yet paid under the Company’s Long Term Incentive Compensation Plan for Key Contributors; and

(iv)	a cash payment, less applicable withholdings, equal to twelve (12) multiplied by the monthly COBRA premium (determined as of the date of Executive’s Termination by the Company Without Cause or by Executive for Good Reason) applicable to the Company sponsored medical, dental and vision coverages, if any, that Executive and his dependents are participating in on the day before the date of Executive’s Termination by the Company Without Cause or by Executive for Good Reason, payable during the calendar month following the calendar month in which Executive incurs a Termination by the Company Without Cause or by Executive for Good Reason,

but if, and only if, the Company has determined that the following conditions have been met:

(i)	during the thirty (30) day period following the Executive’s Termination by the Company Without Cause or Separation From Service for Good Reason Executive signs a waiver and release agreement acceptable to the Company; and

(ii)	the revocation period associated with such waiver and release agreement expires.

Notwithstanding anything in this Agreement to the contrary, with respect to the compensation payable to Executive under Section 4.3 (the “Termination Compensation”): (a) Executive will be responsible for any and all tax liabilities related to the payment of Termination Compensation; (b) neither Executive nor the Company shall have the right to accelerate or defer any payment of such Termination Compensation; and (c) the Termination Compensation shall be payable only if Executive has incurred a Separation From Service.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1 Confidentiality. Other than in the performance of Executive’s duties hereunder, and for the period of Executive’s employment with the Company and for all times thereafter, Executive covenants not to reveal Confidential Information to any other person or entity or to use Confidential Information to Executive’s own advantage or to the advantage of any other person or entity. Company shall be entitled to enforce Executive’s compliance with this Article by such legal and equitable means and remedies, including, without limitation, injunctive relief, as may be permitted by law.

5.2 Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all financial information belonging to, used by or in the possession of the Company relating to its members, clients, customers, or vendors, as well as information designated or identified by those persons as confidential. In addition, “Confidential Information” shall further include Company systems, procedures, methods, techniques, inventions, discoveries, improvements, costs, marketing plans, development plans, computer programs, forms, economic and financial analyses, marketing analyses and surveys, financial information, employee files, and information provided to the Company by or on behalf of any third party in confidence or under any obligation of confidentiality.

5.3 Non-Solicitation of Employees. Executive agrees that during his employment with the Company and during the two (2) year period immediately following Executive’s last day of employment with the Company, Executive will not, individually or as an agent or an employee of or as a consultant or otherwise on behalf of or in conjunction with any person, firm, association, partnership, corporation, or other entity, directly or indirectly solicit or otherwise encourage or entice to leave their employment with the Company, any of the Company’s employees who are or were employed by the Company at any time during Executive’s employment with the Company or during the one-year period immediately following the Executive’s last day of employment with the Company.

5.4 Return of Materials. Upon termination of Executive’s employment with the Company for any reason, Executive agrees to return to the Company all Company cell phones, electronic notebooks, and computers, and deliver to the Company copies of any data, records, documents and other materials, including, without limitation, files stored on electronic or other media, in Executive’s possession that contain any Confidential Information. Executive understands that he may not retain copies of any Confidential Information and must delete files containing any Confidential Information stored on any computer that Executive owns. Executive agrees, if requested by the Company, to confirm in writing that Executive has complied with the foregoing obligations and to attend a termination interview with a representative of the Company to discuss any questions that Executive may have about his continuing obligations under this Agreement.

ARTICLE 6

MISCELLANEOUS

6.1 Definitions. For purposes of this Agreement, (i) certain capitalized terms shall have the meanings assigned to them in the applicable sections of this Agreement, and (ii) the terms listed below in this Section 6.1 shall have the following meanings:

6.1(a) “Accrued Base Salary” - as defined in Section 4.1(a);

6.1(b) “Accrued Benefits” - as defined in Section 4.1(b);

6.1(c) “Accrued Reimbursable Expenses” - as defined in Section 4.1(c);

6.1(d) “Base Salary” - as defined in Section 2.1;

6.1(e) “Board” shall mean the Board of Directors of the Company;

6.1(f) “Cause” shall include: (i) conduct by Executive constituting embezzlement, theft, larceny, fraud or other acts of dishonesty (including, without limitation, the unauthorized disclosure of Confidential Information); (ii) the continued failure of Executive to render services in accordance with this Agreement after written warning by the Board and Executive’s failure to cure the same within the thirty (30) day period following Executive’s receipt of the warning; (iii) Executive’s conviction of (or pleading guilty or nolo contendere to) a felony or other crime involving fraud, embezzlement, theft, moral turpitude, dishonesty or other criminal conduct (whether or not such criminal offense is committed in connection with Executive’s duties hereunder, or in the course of his employment with the Company); (iv) Executive’s involvement with any activity or incident which may have a material adverse effect on Executive’s ability to carry out his duties under this Agreement or upon the reputation of the Company; (v) Executive’s material or substantial breach of this Agreement; (vi) Executive engaging in material, insubordination or repeated insubordination or other willful misconduct or negligence in the performance of his duties to the Company as determined in the sole and absolute discretion of the Board.

6.1(g) “Notice of Termination”—shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Notice of Termination for Cause shall be effective when given, with the sole exception of Section 6.1(f)(ii) which provides a thirty (30) day cure period.

6.1(h) “Separation From Service” means the termination of Executive’s employment with the Company and all other organizations that together with the Company are part of an Internal Revenue Code Section 414(b-c) control group of organizations; provided, that Executive’s employment relationship is treated as continuing intact while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, if Executive’s right to reemployment is provided either by statute or by contract; and provided, further, that Executive’s employment relationship may be treated as continuing intact if Executive continues to provide services to the Company in any capacity after termination or expiration of this Agreement or termination of Executive’s employment relationship with the Company. The determination of whether a “Separation From Service” has occurred shall be made in accordance with Internal Revenue Code Section 409A and the applicable Treasury Regulations and Internal Revenue Service guidance issued with respect to Internal Revenue Code Section 409A.

6.1(i) “Termination” shall mean the termination of Executive’s employment hereunder other than upon expiration of the term of such employment in accordance with Section 1.3;

6.1(j) “Total Disability” shall mean Executive’s failure substantially to perform his duties hereunder on a full-time basis for a period exceeding thirty (30) consecutive days or for periods aggregating more than ninety (90) days during any twelve (12) month period as a result of incapacity due to physical or mental illness or incapacity. If there is a dispute as to whether Executive is or was physically or mentally unable to perform the essential functions of his position as defined by this Agreement, such dispute shall be submitted for resolution to one or more licensed physicians appointed by the Board. If such a dispute arises, Executive shall submit to such examinations and shall provide such information as such physician(s) may request, and the determination of the physician(s) as to Executive’s physical or mental condition shall be binding and conclusive. Nothing in this Agreement shall be deemed to limit any rights or obligations under the Americans with Disabilities Act or similar state laws.

6.2 Dispute Resolution. Executive agrees that any and all of Executive’s legal or equitable claims or disputes arising out of or related to this Agreement, the terms and conditions of employment, or the termination of employment will be settled by binding arbitration. This agreement applies to the following listed allegations, disputes and claims for relief, but is not limited to those listed: wrongful termination under statutory law and common law; retaliatory discharge or other action; compensation disputes; tortious conduct; contractual violations; ERISA violations; and other statutory and common law claims and disputes, regardless of whether the statute was enacted or whether the common law doctrine was recognized at the time this Agreement was signed. In addition, any and all issues of arbitrability (whether or not a claim is covered by this Agreement) shall be decided by the arbitrator and not a court.

The foregoing notwithstanding, this agreement to arbitrate does not apply to or cover claims for workers’ compensation benefits; claims for unemployment compensation benefits; claims by the Company for injunctive and/or other equitable relief for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information; any claim within the jurisdiction of the federal Equal Employment Opportunity Commission or any similar state body; or claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial dispute resolution procedure, in which case the provisions of such plan shall apply.

The arbitration proceedings shall be conducted in Phoenix, Arizona, in accordance with the National Rules for the Resolution of Employment Disputes (“National Rules”) of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration is made. Executive is entitled to representation by an attorney throughout the proceedings at his own expense.

One arbitrator shall be used and shall be chosen by mutual agreement of the parties. If, within thirty (30) days after Executive notifies Company of an arbitrable dispute, no arbitrator has been chosen, an arbitrator shall be chosen by AAA pursuant to its National Rules. The arbitrator shall coordinate and limit as appropriate all pre-arbitral discovery, which shall include document production, information requests, and depositions. The arbitrator shall issue a written decision and award, stating the reasons therefore. The decision and award shall be exclusive, final and binding on both parties, their heirs, executors, administrators, successors and assigns.

IT IS EXPRESSLY UNDERSTOOD THAT BY SIGNING THIS AGREEMENT, WHICH INCORPORATES BINDING ARBITRATION, EXECUTIVE AGREES TO WAIVE HIS RIGHT TO HAVE HIS ALLEGATIONS, CLAIMS, AND DISPUTES RESOLVED BY A COURT OF LAW OR JURY.

6.3 Successors. This Agreement shall be binding upon and inure to the benefit of any successor to the Company and shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

6.4 Modification: No Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.

6.5 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangements that are the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein.

6.6 Notices. All notices and other communications as required or permitted hereunder shall be in writing and shall be deemed to have been given for all purposes when sent to the respective addresses set forth below: (i) upon personal delivery; (ii) one (1) day after being sent, when sent by overnight courier service to and from locations within the continental United States; or (iii) three (3) days after posting when sent by registered or certified United States mail, with postage prepaid and return receipt requested.

If to the Company, to it at:

Chairperson of the Board of Directors

Best Western International, Inc.

6201 N. 24th Parkway

Phoenix, Arizona 85016-2023

If to the Executive, to him at:

David Kong

7372 E. Vaquero Drive

Scottsdale, Arizona 85258

(Or when sent to such other address as any party shall specify by written notice so given.)

6.7 Assignment. This Agreement and any rights hereunder shall not be assignable by either party without the prior written consent of the other party except as otherwise specifically provided for herein.

6.8 Entire Understanding. This Agreement constitutes the entire understanding between the parties hereto and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein.

6.9 Executive’s Representations. Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound. Executive agrees that he will not improperly use or disclose confidential information or trade secrets of any prior employer or third person or bring onto the Company’s premises any confidential information or trade secrets belonging to any prior employer or third person unless Executive has received the prior written consent of such prior employer or third party.

6.10 Executive’s Obligations Upon Termination of Employment. Upon expiration or termination of this Agreement or any other cessation of Executive’s employment with the Company, and if Executive’s termination is by the Company without Cause or by Executive for Good Reason subject to Executive’s receipt of the full payment described in Section 4.3 (d) of this Agreement, Executive agrees that (i) Executive, and anyone acting through him or on his behalf, will refrain from making any derogatory or disparaging statements concerning the Company, the Board or any of the Company’s officers, directors or employees to any third party, including, without limitation, via e-mail or the Internet and Executive shall make no comment about any termination of his employment with the Company except in compliance with such public disclosures as may be authorized by the Board; (ii) Executive will cooperate fully and in good faith with the Company in assuring a prompt and orderly transition of all matters being handled by Executive; (iii) Executive shall maintain the confidentiality and shall preserve and protect the confidentiality of all Company confidential information including, without limitation, all that is protected by the attorney-client and attorney-work-product privileges, and Executive shall not discuss or disclose any such matters to any person or persons, the sole exception being disclosure to representatives of the Company duly authorized for such purpose; (iv) Executive also agrees not to solicit or encourage any third parties to assert any claims against the Company; and (v) if Executive is contacted by any third party or is served with a subpoena or other form of legal process requesting information which in any way relates to or concerns the Company, its officers, directors or members, Executive shall give notice by telephone to the Board’s Chairperson as soon as practicable but in any event not later than two (2) business days after such contact. Nothing in this Agreement shall be construed to limit, impede or impair the right of any party to communicate with government agencies regarding matters that are within the jurisdictions of such agencies or otherwise as legally compelled or privileged.

6.11 Interpretation. Arizona law shall govern this Agreement without reference to its conflict of laws. This Agreement shall not be construed against either party regardless of who was more responsible for its preparation. Any controversy or claim arising out of or relating to this Agreement or breach thereof shall be arbitrated or litigated only in Maricopa County, Arizona. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall, to the maximum extent possible, be administered and interpreted so as to comply with Internal Revenue Code Section 409A and the applicable Treasury Regulations and Internal Revenue Service guidance issued with respect to Internal Revenue Code Section 409A.

6.12 Survival. Articles 5 and 6 shall survive the expiration or termination of this Agreement by either party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

BEST WESTERN INTERNATIONAL, INC.,		EXECUTIVE
An Arizona non-profit corporation

By	/s/ Julie Montmaneix
	JULIE MONTMANEIX	/s/ David Kong
Its	Board of Directors Chairperson	DAVID KONG